News Release	An Exelon Company

Contact: Tabrina Davis	FOR IMMEDIATE RELEASE
ComEd Media Relations
312-394-3500
ComEd Disappointed in ALJ Ruling on Rate Case
CHICAGO (June 8, 2006) — ComEd expressed disappointment in today’s proposed order by the administrative law judges (ALJ) in the delivery service rate case now before the Illinois Commerce Commission (ICC). ComEd is seeking an increase that would amount to a 6 percent impact on the average residential customer’s bill. This increase represents the increased costs of doing business and system investments made since 2001. The proposed order recommends a $128 million reduction in ComEd’s requested revenue increase. The last general service rate increase was in 1995.
“We put forward a careful and precise accounting of our investments and the resources we require to adequately maintain and improve the electric infrastructure that serves our 3.7 million customers,” said J. Barry Mitchell, president of ComEd. “Our case is supported by facts and expert testimony and we remain confident that the ICC, in its final order, will recognize the reasonableness of our request.”
Since 1997, ComEd’s rates for residential customers have been reduced 20 percent and frozen at that level under the Electric Service Customer Choice and Rate Relief Law, established by the Illinois General Assembly. The rate cut and freeze, one of the largest and longest in the country, will have resulted in $4 billion of savings for Illinois consumers by the end of this year. However, during this time ComEd’s cost to deliver electricity has gone up.
The delivery service rate increase request is related only to the costs that ComEd incurs to deliver electricity to its customers. This portion of customers’ bills represents approximately 30 to 40 percent of the total electric bill for residential customers. Under the ComEd requested rate increase, the average residential customer with a $60 monthly bill would see an increase of about $3.60 per month. Subject to the approval of the ICC, the rate increase would not take effect until Jan. 2, 2007.
###
Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. ComEd provides service to approximately 3.7 million customers across Northern Illinois, or 70 percent of the state’s population.